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                                                           OMB APPROVAL
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                                                  OMB Number:          3235-0287
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    McGuire                          Terrance
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   (Last)                           (First)             (Middle)

    1000 Winter Street
--------------------------------------------------------------------------------
                                    (Street)

    Waltham,                         Massachusetts        02154
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   (City)                           (State)              (Zip)

    deCODE genetics, Inc. ("DCGN")
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol



________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


    July, 2000
________________________________________________________________________________
4.   Statement for Month/Year



________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [xx]  Director                             [__]  10% Owner
     [__]  Officer (give title below)           [__]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [xx]  Form filed by One Reporting Person
     [__]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                      2.            3.           Disposed of (D)                 Securities     Form:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Date          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    (Month/       (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Day/          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year           Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          7/21/00        C               1,582,854   A               1,582,854      I(1)      Polaris
                                                                                                                          Venture
                                                                                                                          Partners,
                                                                                                                          L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/21/00        C                  92,161   A                  92,161      I(1)      Polaris
                                                                                                                          Venture
                                                                                                                          Partners
                                                                                                                          Founders'
                                                                                                                          Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/17/00        P                   3,000   A      $18          3,000      D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                  SEC 1474(3-99)

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FORM 4 (CONTINUED)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
             2.                                                                                         Deriv-    of
             Conver-                   5.                                   7.                          ative     Deriv-   11.
             sion                      Number of                            Title and Amount            Secur-    ative    Nature
             or                        Derivative        6.                 of Underlying      8.       ities     Secur-   of
             Exer-            4.       Securities        Date               Securities         Price    Bene-     ity:     In-
             cise    3.       Trans-   Acquired (A)      Exercisable and    (Instr. 3 and 4)   of       ficially  Direct   direct
             Price   Trans-   action   or Disposed       Expiration Date    ----------------   Deriv-   Owned     (D) or   Bene-
1.           of      action   Code     of(D)             (Month/Day/Year)           Amount     ative    at End    In-      ficial
Title of     Deriv-  Date     (Instr.  (Instr. 3,        -----------------          or         Secur-   of        direct   Owner-
Derivate     ative   (Month/  8)       4 and 5)          Date      Expira-          Number     ity      Month     (I)      ship
Security     Secur-  Day/     ------   ------------      Exer-     tion             of         (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Code V    (A)   (D)        cisable   Date     Title   Shares     5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          Polaris
                                                                                                                          Venture
Series A                                                                    Common                                        Partners,
Preferred            7/21/00   C              1,582,854  Immed     -0-      Stock   1,582,854               -0-   I(1)    L.P.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Polaris
                                                                                                                           Venture
                                                                                                                           Partners
                                                                                                                           Founders'
Series A                                                                    Common                                         Fund,
Preferred            7/21/00   C                 92,161  Immed     -0-      Stock      92,161               -0-   I(1)     L.P.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Polaris
                                                                                                                           Venture
                                                                            Common                                         Partners,
Warrant (2)                                              10/30/97  8/26/05  Stock     189,496  $.01     189,496   I(1)     L.P.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Polaris
                                                                                                                           Venture
                                                                                                                           Partners
                                                                                                                           Founders'
                                                                            Common                                         Fund,
Warrant (2)                                              10/30/97  8/26/05  Stock      11,337  $.01      11,397   I(1)     L.P.
-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================

Explanation of Responses:

(1) THE REPORTING PERSON IS A MEMBER OF POLARIS VENTURE MANAGEMENT CO, L.L.C. WHICH IS THE GENERAL PARTNER OF POLARIS VENTURE PARTNERS, L.P. AND POLARIS VENTURE PARTNERS FOUNDERS' FUND, L.P. THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THE REPORTED SECURITIES EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST THEREIN.

(2) UPON CLOSING OF ISSUER'S PUBLIC OFFERING ON JULY 21, 2000, THE WARRANTS EXERCISABLE FOR SERIES A PREFERRED STOCK BECAME EXERCISABLE FOR COMMON STOCK.

          Terrance McGuire                                       8/9/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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